Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Avago Technologies Limited of our report dated February 26, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of LSI Corporation, which appears in Avago Technologies Limited’s Current Report on Form 8-K dated May 6, 2014 (as amended by the Current Report on Form 8-K/A filed on July 8, 2014). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 21, 2014